EXHIBIT 2.1

                                    STOCK PURCHASE
                                      AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT is made effective as of the 16th day of September, 1996, by and among CAREER HORIZONS, INC. ("Purchaser"), a Delaware corporation, TSG PROFESSIONAL SERVICES, INC. (the "Company"), a New Hampshire corporation, and RICHARD P. MERRIAM ("Merriam"), and STEPHEN I. EVANOFF ("Evanoff" and, together with Merriam, the "Shareholders" or individually a "Shareholder").

                                     WITNESSETH:

                  WHEREAS, the Shareholders collectively own all of the issued and outstanding capital stock (the "Stock") of the Company;

                  WHEREAS, the Company owns and operates an information systems consulting business providing information technology services on a contracting and outsourcing basis and a health care services business providing allied health care professionals, including temporary and full-time placements and consulting services (collectively, the "Business");

                  WHEREAS, the Shareholders desire to sell and transfer to Purchaser, and Purchaser desires to purchase and acquire from the Shareholders the Stock;

                  WHEREAS, in connection with the acquisition of the Stock by Purchaser, Purchaser desires to have the Company engage Evanoff as President and Chief Executive Officer of the Business in accordance with the terms and conditions set forth in an employment agreement (the "Employment Agreement"), which will be entered into between the Company and Evanoff;

                  WHEREAS, in connection with the acquisition of the Stock by Purchaser, Purchaser desires to have the Company engage Merriam as a consultant in accordance with the terms and conditions set forth in a consulting agreement (the "Consulting Agreement"), which will be entered into between the Company and Merriam;

                  WHEREAS, in connection with the acquisition of the Stock by Purchaser, Purchaser desires that the Shareholders not compete with the Company and its affiliates with respect to the Business pursuant to the terms and conditions set forth in noncompetition agreements (the "Noncompetition Agreements"), which will be entered into among Purchaser and the Shareholders on the date hereof.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                      ARTICLE 1

                              PURCHASE AND SALE OF STOCK

              1.1 Purchase and Sale of Stock.
                       ---------------------------
                       Subject to the terms and conditions hereof, the Shareholders, and each of them, agree to and do hereby assign, transfer, sell, convey and deliver to Purchaser, and Purchaser agrees to and does hereby purchase from the Shareholders, and each of them, free and clear of all Liens (as defined in Section 2.1(e) hereof) all of each Shareholder's right, title and interest in and to the Stock.

             1.2  Purchase Price.
                  ----------------

                  (a)  Purchase Price.
                       ---------------
                       In consideration for the Stock, Purchaser shall pay the
             Shareholders an aggregate purchase price (the "Purchase Price") equal to the sum of: (i) Eighteen Million Two Hundred Fifty Thousand Dollars ($18,250,000) (the "Closing Payment") in cash, on this date paid and received, plus (ii) Two Million Dollars ($2,000,000) in the form of promissory notes, on this date delivered and received (the "Notes"); plus (iii) the Net Worth Adjustment (as defined in Section 1.2(b) hereof), if any, paid in accordance with Section 1.2(b) hereof, plus (iv) the Earn-Out Amounts (as defined in Section 1.2(c) hereof), if any, paid in accordance with Section 1.2(c) hereof.

                  (b)  Net Worth Adjustment.
                       ---------------------
                       For purposes of this Agreement, the "Net Worth
             Adjustment" shall mean the difference, if any, between (i) the Net Book Value (as defined below) of the Company, and (ii) Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000). For purposes of this Agreement, the "Net Book Value" shall mean the excess of total assets of the Company as reflected in the Net Worth Statement (as defined in Section 1.2(d) hereof) after removing all assets relating to the redemption of the capital stock of the Company formerly held by John H. Watson, Jr. pursuant to the Stock Redemption Agreement dated July 26, 1993, the instruments and documents associated therewith and the transactions contemplated thereby (the "Watson Redemption"), over total liabilities of the Company as reflected in the Closing Date Financial Statements (as defined in Section 3.1 hereof) after removing all liabilities relating to the Watson Redemption. The Net Worth Adjustment shall be paid within five (5) days of the Determination (as defined in Section 1.2(d) hereof) of the Net Book Value, and shall be paid by Purchaser to the Shareholders if the amount in clause (i) above is greater than the amount in clause (ii) above, or paid by the Shareholders (jointly and severally) to Purchaser if the amount in clause (i) above is less than the amount in clause (ii) above, in each case by wire transfer pursuant to written instructions provided by the recipient at least two (2) days prior to the date such amount is to be received.

                  (c)  Earn-Out Amounts.
                       -----------------
                       For purposes of this Agreement, "Earn-Out Amounts"
             shall be as defined in paragraphs (i), (ii) and (iii) hereof and shall be payable regardless of either Shareholder's employment or consulting status with the Company; PROVIDED, HOWEVER, that if the Average Annual Adjusted Profits (as defined in Section 1.2(c)(iv) hereof) of the Business during the entire Earn-Out Period (as defined below) is at least Three Million Seven Hundred Ninety Thousand Dollars ($3,790,000), the sum of the Earn-Out Amounts shall be not less than Two Million Five Hundred Thousand Dollars ($2,500,000). For purposes of this Agreement, "Earn-Out Period" shall mean the Thirty-Six (36) calendar month period beginning on September 1, 1996. The Earn-Out Amounts shall be paid in three (3) nonrefundable partial installments (each, a "Guaranteed Earn-Out Payment"), each calculated and paid as provided in this Section 1.2(c). Each Guaranteed Earn-Out Payment shall be paid by wire transfer in immediately available funds pursuant to written instructions from the Shareholders to Purchaser.

                       (i) For the twelve-month period commencing September 1, 1996, and ending August 31, 1997, Purchaser shall pay to the Shareholders, within five (5) days after the Determination of the Company's Adjusted Profits (as defined in Section 1.2(c)(iv) hereof) for such twelve-month period, a Guaranteed Earn-Out Payment equal to Twenty-Seven and One-Half percent (27.5%) of the excess, if any, of Six and One-Half (6.5) times the Adjusted Profits during such twelve-month period, over Twenty-Five Million Three Hundred Fifty Thousand Dollars ($25,350,000).

                       (ii) For the twenty-four month period commencing September 1, 1996, and ending August 31, 1998, Purchaser shall pay to the Shareholders, within five (5) days after the Determination of the Company's Adjusted Profits for such twenty-four-month period, a Guaranteed Earn-Out Payment equal to the amount, if any, by which (A) Twenty-Seven and One-Half percent (27.5%) of the excess, if any, of Three and One-Quarter (3.25) times the Adjusted Profits during such twenty-four-month period, over Twenty-Five Million Three Hundred Fifty Thousand Dollars ($25,350,000), exceeds (B) the amount paid pursuant to paragraph (i) of this Section 1.2(c).

                       (iii) For the entire Earn-Out Period, Purchaser shall pay to the Shareholders, within Five (5) days after the Determination of the Average Annual Adjusted Profits for such thirty-six-month period, the amount, if any, by which
                  (A) One Hundred Ten percent (110%) of the excess of Six and One-Half (6.5) times the Average Annual Adjusted Profits, over Twenty-Five Million Three Hundred Fifty Thousand Dollars ($25,350,000), exceeds (B) the sum of the Guaranteed Earn-Out Payments paid pursuant to paragraphs (i) and (ii) of this Section 1.2(c).

                       (iv) For purposes of this Agreement: (A) "Adjusted Profits" shall mean the income from operations of the Business during the Earn-Out Period (or the portion thereof relating to a Guaranteed Earn-Out Payment), adjusted by adding back all of the back office expenses and all related costs of operating the Manchester, New Hampshire, office of the Company; by deducting a service fee equal to One and One-Half percent (1.5%) of the Company's revenues during such period; and by adding back the losses incurred in operating new offices, in an amount not to exceed the budgeted credits agreed to pursuant to Section 3.6(b) hereof; and (B) "Average Annual Adjusted Profits" shall mean the Adjusted Profits for the entire Earn-Out Period, divided by three (3).

                  (d)  Accounting Determinations.
                       --------------------------
                       The following provisions apply to the determination of
             the Net Worth Adjustment and Average Annual Adjusted Profits:

                       (i) For purposes of determining the Net Worth Adjustment, simultaneously with the delivery of the Closing Date Financial Statements pursuant to Section 3.1 hereof, the Shareholders shall deliver to Purchaser a calculation of Net Book Value, based on the Closing Date Financial Statements (the "Net Worth Statement") as adjusted to reflect the provisions of Section 1.2(e) hereof. The determinations set forth in the Net Worth Statement shall be a final and binding determination (a "Determination") on the parties hereto unless timely disputed by Purchaser pursuant to paragraph (iii) below.

                       (ii) For purposes of determining the Adjusted Profits and the Average Annual Adjusted Profits with respect to the calculation of the Earn-Out Amounts during the Earn-Out Period, Purchaser shall deliver to the Shareholders, within thirty (30) days of each anniversary of this Agreement during the Earn-Out Period and within one hundred five (105) days following the end of the portion of the Earn-Out Period to which such Adjusted Profits relate, an unaudited, internally prepared statement of the results of operations of the Company for such portion of the Earn-Out Period, together with a calculation of such Earn-Out Amount which relates to such period (each, an "Earn-Out Statement"). The Earn-Out Statements shall be prepared on an accrual basis calculated under generally accepted accounting principles consistently applied ("GAAP"), applied in a manner consistent with the Company's accounting practices on the date hereof (other than with respect to accounting periods) and shall set forth the income from operations of the Company for such Earn-Out Period as determined by GAAP as so applied. The Guaranteed Earn-Out Payments or Earn-Out Amount, if any, reflected in the given Earn-Out Statement shall be the Determination thereof unless timely disputed by the Shareholders pursuant to clause (iii) below.

                       (iii) If a party (the "Disputing Party") disputes the determinations made by the other party (the "Determining Party") in a Statement prepared pursuant to clause (i) or clause (ii) above, as the case may be, the Disputing Party shall deliver written notice of such dispute within thirty
                  (30) days of receipt of the Statement at issue, setting forth the nature of the dispute and the Disputing Party's determination of the proper calculation (a "Notice of Dispute"). The Determining Party shall, within ten (10) days of receipt of a Notice of Dispute, notify the Disputing Party in writing that it challenges the calculation in the Notice of Dispute, or it will be conclusively deemed to have accepted such calculation, which shall be the Determination thereof. If the Determining Party so notifies the Disputing Party, the dispute shall be submitted within ten (10) days of such notification to Ernst & Young (the "Arbiter") for its determination of the dispute in accordance with the commercial arbitration rules of the American Arbitration Association, which shall be the Determination thereof. The costs and expenses incurred in connection with a determination by the Arbiter shall be allocated by the Arbiter, in its discretion, in proportion to the relative success of the parties as to the dispute.

                       (iv) During the Earn-Out Period, Purchaser shall deliver to the Shareholders, on a monthly basis, simultaneously with the delivery by Purchaser to its other divisions of monthly financial statements, an unaudited, internally prepared statement of the results of operations of the Company for the month then-ended, which monthly statement shall be prepared on an accrual basis in accordance with GAAP consistently applied in accordance with Purchaser's then-existing accounting practices for all of its divisions. Such monthly statement shall include a calculation of the income from operations of the Company for the month in question, but shall not be a Determination with respect to any of the information set forth therein.

                  (e)  Bad Debt Adjustment.
                       --------------------
                       Notwithstanding any references to GAAP herein, to the
             extent any account receivable reflected in the Net Worth Statement or an Earn-Out Statement remains uncollected for a period of Ninety (90) days, such account receivable or portion thereof shall be treated as uncollectible (an "Uncollectible Account"). To the extent an Uncollectible Account exceeds the allowance for doubtful accounts reflected in such Statement, the total assets in the Net Worth Statement or the revenue in the Earn-Out Statement, as the case may be, shall be reduced. If any Uncollectible Account is later collected within the next Two Hundred Seventy (270) days, the foregoing shall be reversed and Purchaser shall make an offsetting payment to the Shareholders by wire transfer of immediately available funds pursuant to written instructions from the Shareholders.

             1.3  Section 338 Election.
                 ----------------------
                  The Shareholders agree to join with the Purchaser in making and Purchaser agrees to make and timely file Section 338(h)(10) Elections (as defined in Section 6.1(h) hereof), which elections the parties hereto agree will be made by each of them, whenever available, under the law of any relevant jurisdiction, with respect to the purchase and sale of the Stock hereunder as a result of the transfer of the Stock pursuant to this Agreement. The Shareholders agree also to join with Purchaser in making any subsequent amendments to the
        Section 338(h)(10) Elections that Purchaser may file provided that such amendments are required to accurately reflect the amount of taxes due to the appropriate taxing authority. The Shareholders will pay all Taxes (as defined in Section 6.1(i) hereof) imposed as a result of the making of the Section 338(h)(10) Elections with respect to the purchase and sale of the Stock hereunder, including any Taxes relating to any change in accounting method resulting from the transactions contemplated hereby. The Shareholders and Purchaser agree to file Form 8023-A in connection with the purchaser and sale of the Stock.

             1.4  Allocation of Purchase Price.
                 ------------------------------
             Purchaser and the Shareholders agree that the fair market value of the Company's assets that constitute Class I, II and III Assets (as such terms are defined in Treasury Regulation Section 1.1060-IT(d) of the Internal Revenue Code of 1986, as amended (the "Code")) shall be as set forth on Schedule 1.4, which will be prepared by the Shareholders and delivered to Purchaser within thirty (30) days from the date hereof. Purchaser and the Shareholders further agree that
        (i) the Purchase Price shall be allocated among the Company's assets in the manner required by Treasury Regulation Section 1.1060-IT based on the fair market values set forth on such Schedule; (ii) such allocation shall be binding on Purchaser and the Shareholders for all federal, state and local tax purposes; and (iii) Purchaser and the Shareholders shall file with their respective federal income tax returns consistent IRS Forms 8594: Asset Acquisition Statement Under
        Section 1060, including any required amendments or supplements thereto ("Form 8594"), which shall reflect such allocation.

             1.5  Closing.
                  -------
             The closing (the "Closing") of the transactions provided for herein are taking place simultaneously with the execution and delivery of this Agreement at the offices of Purchaser, 177 Crossways Park Drive, Woodbury, New York 11797, to be effective as of 12:01 A.M. local time on the effective date hereof.

                                      ARTICLE 2

                            REPRESENTATIONS AND WARRANTIES

             2.1  Representations and Warranties of Shareholders.
                  -----------------------------------------------
             To induce Purchaser to enter into this Agreement, the Shareholders, jointly and severally, represent and warrant to Purchaser, as of the date of this Agreement, as follows:

                  (a)  Due Incorporation; Authority.
                       ----------------------------

                       (i) Each Shareholder has full legal capacity to execute, deliver and perform this Agreement and all of the other agreements to be executed by him in connection with and pursuant to this Agreement (the "Shareholder Agreements"), including, without limitation, the Noncompetition Agreements.

                       (ii) The Company is a corporation duly organized and validly existing under the laws of the State of New Hampshire, the Company has all requisite power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and to execute, deliver and perform this Agreement and all of the other agreements to be executed by it in connection with and pursuant to this Agreement (collectively, the "Company Agreements" and together with the Shareholder Agreements, the "Related Agreements"), including, without limitation, the Employment Agreement, the Consulting Agreement, and the Noncompetition Agreements. The Company is duly qualified in any jurisdiction in which the character and location of assets owned or leased by it, or the nature of the business transacted by it, or both, require such qualification, each of which jurisdictions is identified in Schedule 2.1(a) hereto. The Company is not required to be qualified as a foreign corporation in any other jurisdictions.

                       (iii) The total authorized capital stock of the Company consists of Three Hundred (300) shares of common stock, no par value. There are presently issued and outstanding Two Hundred (200) shares of such common stock, all of which are owned of record by the Shareholders in the aggregate. All of the outstanding shares of Stock are validly authorized, issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Shareholders free and clear of any Lien. There are no outstanding options, warrants, subscriptions, calls, unsatisfied preemptive or contractual rights, voting agreements, registration rights agreements or other rights for the purchase or receipt of, and no securities or obligations of any kind convertible into, capital stock of the Company. At closing, the Shareholders will convey to Purchaser good title to the Stock free and clear of all Liens.

                       (iv) The Company's and the Shareholders' execution, delivery, and performance of this Agreement and the Related Agreements to which it or he is a party have been duly and validly authorized by all necessary corporate or other action. This Agreement and the Related Agreements have been duly executed and delivered by the Company and the Shareholders. This Agreement and each of the Related Agreements to which the Company or a Shareholder is a party constitutes the legal, valid and binding obligations of the Company and the Shareholders, as the case may be, enforceable in accordance with its terms against the Company and the Shareholders, except to the extent that such validity, binding effect or enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and by general equitable principles.

                       (v) The Company has provided to Purchaser true and complete copies of the Articles of Incorporation and By-laws of the Company, including all amendments thereto. True, correct and complete copies of the minutes of meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and stockholders of the Company have heretofore been provided to Purchaser. All actions taken by the stockholders of the Company is reflected in the respective minutes and written consents of each so provided. All material actions taken by the Board of Directors (and all committees thereof) of the Company is reflected in the respective minutes and written consents of each so provided. There are no dissolution, liquidation, or bankruptcy proceedings pending, contemplated by or, to the best of the Shareholders' knowledge, threatened against the Company.

                       (vi) The Company has no direct or indirect subsidiary, is not a partner in any material partnership or joint venture, or owns no capital stock interests or other equity interests, or rights or options to acquire any equity or other interests, in any entities.

                  (b)  No Restrictions Against Performance.
                       ------------------------------------
                       Except as set forth on Schedule 2.l(b) hereto, neither
             the execution and delivery, nor the performance of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated in this Agreement or in the Related Agreements will violate any provision of or conflict with the Company's Articles of Incorporation or By-Laws or will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any Lien or condition under, (i) any federal, state or local law, statute, ordinance, regulation or rule, that is or may be applicable to the Company, a Shareholder, or the Business;
             (ii) any material contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which the Company or a Shareholder is a party or by which the Company, a Shareholder, or the Business is or may be bound; or
             (iii) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any federal, state or local court, arbitration tribunal or governmental agency (collectively, a "Governmental Authority") by which the Company, a Shareholder, or the Business is or may be bound. The execution and delivery of this Agreement and the Related Agreements by the Company or the Shareholders and the performance by the Company or the Shareholder of the transactions contemplated herein and therein will not constitute an act of bulk sale, bankruptcy, preference, insolvency or fraudulent conveyance under any bankruptcy act or other law for the protection of debtors or creditors.

                  (c)  Third-Party and Governmental Consents.
                       --------------------------------------
                       Except as disclosed in Schedule 2.1(c) hereto, no
             approval, consent, waiver, order or authorization of, or registration, qualification, declaration, or filing with, or notice to, any Governmental Authority or other third party is required on the part of the Company or the Shareholders in connection with the execution of this Agreement or the Related Agreements, or the consummation of the transactions contemplated hereby or thereby that individually or in the aggregate would have a material adverse effect on the Company or the Business.

                  (d)  Contracts.
                       ----------
                       Set forth on Schedule 2.1(d) hereto is a list
             identifying the relationships between the Company and its fifteen
             (15) largest customers measured by revenue in the current fiscal year (the "Contracts"). To the best of the Shareholders' knowledge, such relationships have not been terminated, cancelled or expired, and such list is true, correct and complete in all material respects. Except as set forth on Schedule 2.1(d) hereto, each of the Contracts is valid and in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto, enforceable against the Company and, to the best of the Shareholders' knowledge, the other parties thereto in accordance with its terms, and there are no existing violations or defaults by the Company or, to the best of the Shareholders' knowledge, by any other party thereto and no event, act or omission has occurred which (with or without notice, lapse of time and/or the happening or occurrence of any other event) would result in a violation or default thereunder. No other party to any Contract has in writing or otherwise asserted the right, and, to the best of Shareholders' knowledge, no basis exists for the assertion of any enforceable right, to renegotiate, or cancel or terminate prior to the full term thereof, any of the terms or conditions of any Contract, nor do the Shareholders have any knowledge that any party to any Contract intends to not renew upon termination of its current term.

                  (e)  Title.
                       ------
                       Except as otherwise identified on Schedule 2.1(e)
             hereto, the Company has good, valid, marketable, legal and beneficial title to all of the assets and properties used in the Business (the "Business Assets"), free and clear of all liens, liabilities, claims, security interests, mortgages, pledges, agreements, obligations, restrictions, or other encumbrances of any nature whatsoever, whether absolute, legal, equitable, accrued, contingent or otherwise, including, without limitation, any Tax Liens (as defined in Section 2.1(k) hereof) or rights of first refusal as to any of the Purchased Assets (collectively, "Liens"). There are no outstanding options, warrants, commitments, agreements or any other rights of any character, entitling any person or entity to acquire any interest in all, or any part of, the Business Assets.

                  (f)  Trademark Rights; Proprietary Information.
                       ------------------------------------------
                       Schedule 2.l(f) hereto is a true, correct and complete
             list of all trademarks, trade names, service marks and names, copyrights (including any registrations of or pending applications for any of the foregoing), methods of operation and manuals, trade secrets, customer lists, computer technology, computer programs (with the exception of mass marketed software), computer software, master disk of source codes, licenses, permits, and all other intangible assets, proprietary information, properties and rights owned by the Company or used in the Business (collectively, the "Intellectual Property"). Except as disclosed on Schedule 2.1(f) hereto:

                       (i) all of the Intellectual Property is owned by or licensed to the Company free and clear of any Liens, and with respect to the Intellectual Property owned by the Company, is not subject to any license, royalty or other agreement;

                       (ii) none of the Intellectual Property has been or is the subject of any pending or, to the best of the Shareholders' knowledge, threatened litigation or claim of infringement;

                       (iii) no license or royalty agreement to which the Company is a party is in material breach or default by the Company or, to the best of the Shareholders' knowledge, any other party thereto or the subject of any notice of termination received by the Company;

                       (iv) to the best of the Shareholders' knowledge, the Business does not infringe any trademark, trade name, service mark or name, copyright, trade secret, or confidential or proprietary rights of another, and the Company has not received any notice contesting the Company's right to use any Intellectual Property;

                       (v) the Company has not granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property; and

                       (vi) the Company owns or possesses adequate rights in perpetuity in and to all Intellectual Property necessary to conduct the Business as it is currently being conducted.

                  (g)  Solvency and Payment of Liabilities.
                       ------------------------------------
                       Neither Shareholder nor the Company is, as a result of
             the transactions contemplated by this Agreement or otherwise, insolvent, as such term is defined in Title 11 (Bankruptcy) of the United States Code or any applicable state statute relating to insolvency; the sum of his or its debts is not greater than all of his or its property on the date hereof either as a result of the transactions contemplated herein or otherwise; and he or it is able to pay its debts as they mature.

                  (h)  Litigation.
                       -----------
                       Except as set forth on Schedule 2.1(h), there is no
             judicial or administrative action, suit or proceeding pending or, to the best of the Shareholders' knowledge, threatened against or relating to the Company, the Shareholders, the Business, or the transactions contemplated hereby, before any Governmental Authority. There are no claims, actions, suits, proceedings or investigations pending or, to the best of the Shareholders' knowledge, threatened by or against the Company or the Shareholders with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and the Shareholders have no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation. The Company is not the subject of any order, judgment, decree, injunction or stipulation of any Governmental Authority.

                  (i)  Compliance with Laws; Permits.
                       ------------------------------
                       The Company has complied, during the last three (3)
             years, with all applicable federal and state domestic and foreign laws, rules, regulations, judgments, orders and other legal requirements (including, but not limited to, those relating to environmental, safety and labor matters) materially affecting its Business. Schedule 2.l(i) hereto sets forth a true, correct and complete list of all material permits, licenses, franchises, orders, certificates and approvals (collectively, the "Permits") of any Governmental Authority relating to the Company, the Business Assets or the Business. The Permits constitute all permits, licenses, franchises, orders, certificates and approvals which are required for the lawful operation of the Business and the operation of the Business Assets. The Company is in compliance in all material respects with all Permits and the Company owns or has owned or had valid Permits to use all properties, tangible or intangible, necessary for the conduct of the Business and the operation of the Business Assets in the manner in which they are presently conducted and operated. The execution and performance of this Agreement will have no material adverse effect on the Permits.

             (j)  Insurance.
                   ----------

                       (i) Schedule 2.1(j)(i) contains a true, correct and complete list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned or held by the Company applicable to the Business or the Business Assets. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and all contracts to which the Company is a party, and are valid, outstanding and enforceable policies applicable to the Business. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business. To the extent insurable, the Business Assets are insured by the Company, under such policies of fire, casualty, liability or other forms of insurance in such amounts and against such risks and losses as are reasonably adequate for the Business Assets.

                       (ii) Set forth on Schedule 2.1(j)(ii) is a list of all claims that have been made against the Company in the last three (3) years for workers' compensation, general liability, property damage, errors or omissions and professional liability, whether insured under insurance policies or otherwise, applicable to the Company, the Business or any of the Business Assets. Except as set forth on said list, there are no pending or threatened claims under any such insurance policy or otherwise. Such claim information includes the following information with respect to each accident, loss or other event: the identity of the claimant; the date of the occurrence; and the posted reserves.

             (k)  Taxes.
                   ------

                        (i)  Except as set forth on Schedule 2.1(k) hereof,
                  (A) all Tax returns, statements, reports and forms by or on behalf of the Company with any Taxing Authority (as defined in Section 6.1 hereof) with respect to any Pre-Closing Tax Period (as defined in Section 6.1 hereof) (collectively, "Returns") have been filed when due in accordance with all applicable laws; (B) as of the time of filing, the Returns correctly reflected (and, as to Returns not yet filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein; (C) the Company has timely paid, withheld or made provision for all Taxes shown as due and payable on the Returns; (D) the Company has made or will make provision for all Taxes payable by it for any Pre-Closing Tax Period for which no Return has yet been filed; (E) the charges, accruals and reserves for Taxes with respect to the Company for any Pre-Closing Tax Period (excluding any provision for deferred income taxes) reflected on the books of the Company are adequate to cover such Taxes; (F) all Returns filed with respect to Taxable years of the Company through the Taxable year ended on or about December 31, 1993, either have been examined and such examination has closed, or are Returns with respect to which the applicable period for assessment under the applicable law, after giving effect to extensions or waivers, has expired; (G) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the best of the Shareholders' knowledge, threatened against or with respect to the Company in respect of any Tax; (H) there are no requests for rulings in respect of any Tax pending between the Company and any Taxing Authority;
                  (I) there are no liens for Taxes upon the assets of the Company; (J) the Company has not filed consolidated federal income Tax Returns; (K) the Company is not currently under any contractual obligation to indemnify any other person or entity with respect to Taxes; and (L) the Company is not a party to any agreement providing for payments with respect to Taxable income or Tax benefits.

                       (ii) Schedule 2.1(k) contains a list of states, territories and jurisdictions (whether foreign or domestic) to which any material Tax is properly payable by the Company or to which the Company has paid any material Tax within the last fiscal year.

                       (iii) There are no agreements, waivers or other arrangements providing for extension of time with respect to the assessment or collection of unpaid tax of the Company nor are there any actions, suits, proceedings, investigations or claims now pending against the Company with respect to any such unpaid taxes, or any matters under discussion with any Governmental Authority relating to any amount of any such unpaid taxes.

                       (iv) There are no Taxes that are or could constitute a Lien (as otherwise defined without reference to Tax Liens) on the assets of the Company or that could have an adverse effect on the Stock, the Company, the Business or Purchaser (a "Tax Lien").

                  (l)  Condition and Sufficiency of Assets.
                       ------------------------------------
             Except as disclosed on Schedule 2.l(l), all of the tangible assets and properties included in the Business Assets, whether owned or leased, have been maintained in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such defects as do not materially interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. The Business Assets constitute all of the tangible and intangible assets which are required for the operation of the Business as it is presently conducted.

                  (m)  Employee Benefit Plans.
                       -----------------------

                       (i) During the sixty (60) month period ending on the date hereof, except as set forth on Schedule 2.1(m) hereto, neither the Company nor any other entity included with the Company in a controlled group of corporations or other organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) at any time within the sixty (60) month period ending on the date hereof (the "Controlled Group"), (x) has (or will have) at any time maintained, contributed to or participated in, (y) had (or will have) any obligation to maintain, contribute to or participate in, or (z) had (or will have) any liability or contingent liability, direct or indirect, with respect to any of the following (an "Employee Benefit Plan"):

                            (A)  any "Employee Welfare Benefit Plan" or
                       "Employee Pension Benefit Plan" as those terms are respectively defined in Sections 3(l) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

                            (B) any oral or written retirement or deferred compensation plan, incentive compensation plan, stock plan, consulting agreement, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other compensation or fringe benefit arrangements or any other type of employee-related program or policy for any current or former employee, director, consultant or agent, whether pursuant to contract arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), other than compensation and incentive arrangements in the ordinary course of business;

                            (C) any other plans, programs or arrangements of any kind relating to employee benefits sponsored or maintained by a Company, whether or not specifically identified, except as maintained in the ordinary course of business; or

                            (d) any employment agreement not terminable on thirty (30) days (or less) written notice, without further liability to the Company.

                       (ii) With respect to each Employee Benefit Plan: (A) each such Plan which is an Employee Pension Benefit Plan intended to qualify under the Code so qualifies and has received a favorable determination letter as to its qualification under the Code; (B) the Company and each member of the Controlled Group have complied in all respects with all provisions of ERISA; (C) all administrative and trustee fees and insurance and annuity premiums relating to all periods up to and including the date hereof have been paid or otherwise provided for; (D) the beneficial tax benefits of any Employee Benefit Plans have not been adversely affected by the Company's leased employees (as such term is defined in Code Section 414(n)), if any; (E) no Employee Benefit Plan provides for any post-retirement life, medical, dental or other welfare benefits (whether or not insured) for any individual except as required under Section 4980B of the Code or Part 6 of Title I of ERISA; (F) all benefit payments under, and contributions required to have been made to, any such Plan pursuant to the requirements of law or under the terms of any contract, agreement or Employee Benefit Plan for the plan year which includes the date hereof and all prior plan years have been made; (G) no breach of fiduciary duty set forth under Part 4 of Title I of ERISA has occurred which would subject a Company to any penalty or liability; (H) there are no matters pending before the Internal Revenue Service or the Department of Labor; (I) there have been no claims or notice of claims filed under any fiduciary liability insurance policy covering any Employee Benefit Plan; (J) except as set forth in Schedule 2.1(n), there are no Qualified Domestic Relations Orders (as defined under Section 414(p) of the Code or 203 of ERISA) relating to any Employee Benefit Plan;
                  (K) to the extent applicable, each such Employee Benefit Plan complies, and at all times has complied, with the secondary payor  requirement of Section 1862(b)(1) of the
                  Social Security Act; (L) each and every such Employee Benefit Plan which is a group health plan complies, and in each and every case has complied, with the applicable requirements of Code Section 4980B, Part 6 of Title I of ERISA, and all other federal or state laws requiring the provision or continuance of health or medical benefits; and
                  (M) there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the best of the Shareholders' knowledge, threatened, and the Shareholders have no knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course), which could subject the Company or Purchaser to any liability.

                       (iii) (A) The Company is not subject to any legal, contractual, equitable, or other obligation to (I) establish as of any date any employee benefit plan of any nature, including, without limitation, any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice, or (II) continue any employee benefit plan of any nature, including, without limitation any Employee Benefit Plan or any other pension, profit sharing, welfare, or post-retirement welfare plan, or any stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice (or to continue their participation in any such benefit plan, policy or practice) on or after the date hereof; and (B) the Company may, in any manner, and without the consent of any employee, beneficiary or other person, terminate, modify or amend any such Employee Benefit Plan or any other plan, program or practice (or its participation in such Employee Benefit Plan or any other plan, program or practice) effective as of any date before, on or after the date hereof.

                       (iv) Prior to the date hereof, the Company will, with respect to each Employee Pension Benefit Plan under which the Company's employees participate: (A) contribute or make provisions for contribution to the trust related to such plans all pre-tax and post-tax (if applicable) employee salary deferrals and contributions made with respect to all periods ending on or before the Closing, (B) contribute or make provisions for contribution to the trust related to such plans, all matching and non-matching employer contributions (if any) which the Company is obligated to make for all plan years of such plans ending on or before the date hereof, and (C) with respect to the plan year which includes the date hereof (the Current Plan Year ), contribute or make provisions for contribution to the trusts related to such plans matching and non-matching employer contributions (if any) equal to the greater of (x) an amount determined in accordance with past funding and accrual practices (as adjusted to include proportional accrual or contribution obligations for the period beginning on the first day of such Current Plan Year and ending on the date hereof), or (y) the amount which the Company is under any obligation (legal or otherwise) to contribute for such period.

                  (n)  Accounts Receivable.
                       --------------------
                       (i) Schedule 2.1(n)(i) hereto contains a description of the Accounts Receivable of the Company as of September 1, 1996, and a true and accurate aging Schedule thereof. Each Account Receivable arose, and each account receivable generated by the Business between September 1, 1996, and the date hereof has arisen, from business in the ordinary course and, to the best of the Shareholder's knowledge, is or will be fully collectible in the face amount thereof, subject to any bad debt reserve reflected in the Closing Date Financial Statements.

                       (ii) Except as set forth on Schedule 2.1(n)(ii), no Account Receivable is subject to any claim for reduction, set-off, counterclaim, recoupment or other claim for credit, allowances or adjustments by the obligor thereof.

                  (o)  Real Property.
                       --------------
                       The Company owns no real property relating to the
             Business. Schedule 2.1(o) hereto identifies each lease of real property to which the Company is a party, other than leases that are of ninety (90) days or less in duration or that can be terminated on sixty (60) days or less notice ("Excludable Leases"). The aggregate amount payable under Excludable Leases for the most recent fiscal month did not exceed One Hundred Fifty Thousand Dollars ($150,000). The Company has heretofore delivered to Purchaser true, correct and complete copies of each real property lease other than Excludable Leases and has provided Purchaser with a description of the Excludable Leases.

                  (p)  Personal Property.
                       ------------------
                       Schedule 2.1(p) sets forth a true and complete list of
             all of the tangible personal property used by the Company in the Business having an original acquisition cost of Five Thousand Dollars ($5,000). Schedule 2.1(p) also sets forth all leases of personal property binding upon the Company or any of its assets or properties other than personal property associated with Excludable Leases, and all items of personal property covered thereby. All of such tangible personal property is presently utilized by the Company in the ordinary course of the Business. The Company has heretofore delivered to Purchaser true, correct and complete copies of each such personal property lease.

                  (q)  Other Contracts.
                       ----------------
                       Schedule 2.l(q) lists all contracts and arrangements,
             other than the Contracts, of the following types, whether oral or written, to which the Company is a party or by which it is bound, or to which any of the Business Assets is subject:

                       (i)  any collective bargaining agreement;

                       (ii) any contract or arrangement of any kind with any employee, officer or director of the Company or any of its affiliates;

                       (iii) any contract or arrangement having a value in excess of Five Thousand Dollars ($5,000) with a sales representative, dealer, broker, marketing, sales agency, advertising agency or other person engaged in sales, distributing, marketing or promotional activities, or any contract to act as one of the foregoing on behalf of any person;

                       (iv) any contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of Five Thousand Dollars ($5,000);

                       (v) any contract or arrangement pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

                       (vi) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing;

                       (vii) any contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

                       (viii) any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company;

                       (ix) any power of attorney or agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of the Company, or the Company is granted the authority to act for or on behalf of any person;

                       (x) any contract having a value in excess of Five Thousand Dollars ($5,000) for which the full performance thereof may extend beyond sixty (60) days from the date of this Agreement;

                       (xi) any contract not made in the ordinary course of business which is to be performed at or after the date of this Agreement;

                       (xii) any contract relating to any acquisition or disposition of the Company or any material amount of Business Assets or any acquisition or disposition of any subsidiary or division of the Company during the six (6) years prior to the date of this Agreement; and

                       (xiii) any contract not specified above that is material to the Company.

             the Company has delivered to Purchaser true and complete copies of each written agreement listed on Schedule 2.1(q), and a written description of each oral arrangement so listed. the Company has delivered to Purchaser accurate copies of each form which has been used in the Business and is in effect with respect to any third party on the date hereof.

                  (r)  Labor Matters.
                       --------------
                       The Company has and currently is conducting the
             Business in full compliance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment. Except as disclosed on Schedule 2.1(r), the relationships of the Company with its employees are good and there is, and during the past three (3) years there has been, no material labor strike, dispute, slowdown, work stoppage or other labor difficulty actually pending or, to the best of the Shareholders' knowledge, threatened against or involving the Company. None of the employees of the Company is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and, to the best of the Shareholders' knowledge, no attempt is currently being made or during the past three (3) years has been made to organize any employees of the Company to form or enter a labor union or similar organization.

                  (s)  Customers.
                       ----------

                       (i) Schedule 2.1(s)(i) sets forth a list of the fifteen (15) largest customers of the Company, in terms of revenue, during each of the 1994 and 1995 fiscal years, and through June 30 of fiscal year 1996 (collectively, the "Major Customers"), showing the approximate total revenue received in each such period from each such customer.

                       (ii) Except as set forth on Schedule 2.1(s)(ii), no customer represented in excess of five percent (5%) of the Company's total revenue during the 1995 fiscal year and through June 30 of fiscal year 1996.

                       (iii) Except to the extent set forth in Schedule 2.1(s)(iii), since June 30, 1996, there has not been any material adverse change in the business relationship, and there has been no material dispute, between the Company and any Major Customer, and the Shareholders have no knowledge that any Major Customer intends to reduce its purchases from the Company, except for customary seasonal variations.

                  (t)  Historical Financial Information.
                       ---------------------------------
                       The management-prepared unaudited financial statements
             of the Company for the quarter ended June 30, 1996, and the audited financial statements for each of the fiscal years 1993, 1994 and 1995, copies of which are annexed hereto as Schedule 2.1(t) (collectively the "Financial Statements") have been, and the Closing Date Financial Statements will be, prepared in a manner consistent with that used in prior years' reporting. The Financial Statements present, and the Closing Date Financial Statements will present, fairly the financial position, assets and liabilities of the Company as of the dates thereof and the revenues, expenses, results of operations and cash flows of the Company for the periods covered thereby, all in accordance with prior reporting methods of the Company and have been or will be prepared in accordance with GAAP consistently applied. The Financial Statements are, and the Closing Date Financial Statements will be, in accordance with the books and records of the Company, do and will not reflect any material transactions which are not bona fide transactions, and do and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Financial Statements make, and the Closing Date Financial Statements will make, full and adequate disclosure of, and provision for, all obligations and liabilities of the Company as of the dates thereof. The books and records of the Company have been maintained in accordance with applicable laws, rules and regulations, and in the ordinary course of business.

                  (u)  No Adverse Effects or Changes.
                       ------------------------------
                       Except as listed on Schedule 2.1(u), since December 31,
             1995, the Company has not:

                       (i) taken any action, or entered into or authorized any contract or transaction other than in the ordinary course of business and consistent with past practice;

                       (ii) sold, transferred, conveyed, assigned or otherwise disposed of any of the Company's assets other than in the ordinary course of business;

                       (iii) made any changes in its accounting systems, policies, principles or practices;

                       (iv) entered into, adopted, amended or terminated any bonus, profit-sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee other than in the ordinary course of business, or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

                       (v) acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to the Company;

                       (vi) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any material contract or arrangement, or breached the terms of any material contract or arrangement; or

                       (vii) taken any other action that would have a material adverse effect on the Business or the Business Assets.

                  (v)  Broker's Fees.
                       --------------
             No agent, broker or other person acting pursuant to the express or implied authority of the Company or the Shareholders is or may be entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against the Company or Purchaser as a result of any actions by the Company or the Shareholders, for a commission or finder's fee.

                  (w)  No Misstatements or Omissions.
                       ------------------------------
                       No representation or warranty made in this Agreement or
             on any Schedule hereto by the Shareholders is false or misleading as to any material fact, or omits to state a material fact required to make any of the statements made herein or therein not misleading in any material respect. All of the Schedules hereto applicable to the Shareholders will constitute representations and warranties by the Shareholders herein. All representations, covenants and warranties made by or on behalf of the Shareholders in this Agreement will be deemed to have been relied upon by Purchaser (not withstanding any investigation by Purchaser).

             2.2  Representations and Warranties of Purchaser.
                   --------------------------------------------
                  In order to induce the Shareholders to enter into this Agreement, Purchaser represents and warrants to the Shareholders as of the date of this Agreement, as follows:

                  (a)  Due Incorporation; Authority.
                       -----------------------------
                       Purchaser is a corporation duly organized, validly
             existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to own its properties and to conduct its business as currently conducted, and to execute, deliver and perform this Agreement and the Related Agreements to which it is a party. Purchaser's execution, delivery, and performance of this Agreement and the Related Agreements have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and this Agreement constitutes, and when executed and delivered by Purchaser, each of the Related Agreements to which it is a party will constitute, the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms against Purchaser, except to the extent that such validity, binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and by general equitable principles.

                  (b)  No Restrictions Against Performance.
                       ------------------------------------
                       Neither the execution and delivery, nor the performance
             of this Agreement, nor the consummation of the transactions contemplated hereby will violate any provision of or conflict with Purchaser's Certificate of Incorporation or By-Laws or will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under (i) any federal, state or local law, statute, ordinance, regulation or rule, which is applicable to Purchaser; (ii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which Purchaser is a party or by which Purchaser is bound; or (iii) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any Governmental Authority by which Purchaser is bound.

                  (c)  Governmental Consents.
                       ----------------------
                       No approval, consent, waiver, order or authorization
             of, or registration, qualification, declaration, or filing with, or notice to, any Governmental Authority is required on the part of Purchaser prior to the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

                  (d)  Broker's Fees.
                       --------------
                       Other than John Hamachek & Company, no agent, broker or
             other person acting pursuant to the express or implied authority of Purchaser is or may be entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against the Shareholders or Purchaser as a result of any actions by Purchaser, for a commission or finder's fee. Purchaser agrees to satisfy the broker's fee payable to John Hamachek & Company.

                  (e)  No Misstatements or Omissions.
                       ------------------------------
                       No representation or warranty made in this Agreement or
             on any Schedule hereto by Purchaser is false or misleading as to any material fact, or omits to state a material fact required to make any of the statements made herein or therein not misleading in any material respect. All of the Schedules hereto applicable to Purchaser will constitute representations and warranties by Purchaser herein. All representations, covenants and warranties made by or on behalf of Purchaser in this Agreement will be deemed to have been relied upon by the Shareholders (notwithstanding any investigation by the Shareholders).


                                      ARTICLE 3

                           COVENANTS SUBSEQUENT TO CLOSING

             3.1  Closing Date Financial Statements.
                  -----------------------------------
                  The Shareholders shall deliver to Purchaser (at Purchaser's expense) within Ninety (90) days after the date hereof unaudited financial statements, prepared in accordance with GAAP and Regulation S-X of the Securities and Exchange Commission, ("Regulation S-X") applied in a manner consistent with the accounting practices reflected in the Financial Statements, for the Company for the fiscal period ending on September 15, 1996 (the "Closing Date Financial Statements"), together with original signatures of the Company's accountants and a consent to the use thereof in filings required under the securities laws of the United States and the markets in which Purchaser's stock is traded, if requested by Purchaser. The Shareholders shall also deliver within Five (5) days after the date hereof audited financial statements, prepared in accordance with GAAP and Regulation S-X, for the Company's two (2) fiscal years ended 1994 and 1995, together with original signatures of the Company's accountants and consents to the use thereof in any filings required under the securities laws of the United States and the applicable securities markets.

             3.2  Further Assurances.
                  -------------------
                  The Shareholders jointly and severally agree, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Purchaser may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good and valid title to the Stock free and clear of any Liens in accordance with this Agreement and to consummate the transactions contemplated by this Agreement.

             3.3  Closing Accounts Receivable.
                  -----------------------------
                  The Company shall provide the Shareholders with a monthly written accounting of the accounts receivable collected by the Company on or before the last day of the immediately succeeding calendar month. Each such accounting shall include the total amount of collections made from customers, any portion of whose outstanding accounts receivable balance arose prior to the date hereof.

             3.4  Records.
                  ---------
                  (a)  Tax Purposes.
                       -------------
                       Purchaser shall allow the Shareholders, their counsel,
             accountants and other representatives, access for all Tax purposes for six (6) years from the date hereof to existing records of the Business that are in Purchaser's possession, and Purchaser shall use its good faith efforts to maintain such records for six (6) years unless specifically authorized in writing by the Shareholders to the contrary.

                  (b)  Access.
                       -------
                       After the Closing, upon reasonable notice to Purchaser,
             Purchaser shall (i) permit the Shareholders, their counsel, accountants and other representatives to have full access during regular business hours to the offices, properties, books and records of the Company relating to the Business, (ii) furnish the Shareholders, their counsel, accountants, and other representatives such additional financial and other information regarding the Business as the Shareholders may from time to time reasonably request to assist in the verification of the calculation of any Estimated Earn-Out Payments or the Earn-Out Amount, and (iii) make available to the Shareholders, their counsel, accountants and other representatives, the employees of the Company or Purchaser whose assistance, testimony or presence is necessary to assist the Shareholders in evaluating any claims and defending any claims; provided, however, that such investigation and access shall not unreasonably interfere with any of the businesses or operations of the Company and shall have a legitimate purpose.

             3.5  Satisfaction of Liabilities.
                  -----------------------------
                  The Shareholders, jointly and severally, covenant and agree that, on, prior to, or as soon as practicable after the date hereof, all outstanding obligations, liabilities, costs and expenses of the Company relating to the Watson Redemption will be paid, performed or otherwise discharged or provided for by the Shareholders.

             3.6  Operation of the Business.  During the Earn-Out Period:
                  --------------------------

                  (a)  Accounting.
                       -----------
                       Purchaser shall maintain the integrity of the Company
             for accounting purposes, so as to make the calculation of Average Annual Adjusted Profits, the Estimated Earn-Out payment and the Earn-Out Amount feasible and verifiable.

                  (b)  New Offices.
                       ------------
                       The Company shall be entitled to open new offices, on
             such terms and conditions as Purchaser and the Shareholders mutually agree in a written budget for each such new office, in Tampa, Ft. Lauderdale, Orlando, Chicago, Kansas City, St. Louis and such other cities in which Purchaser and the Shareholders mutually agree. Purchaser and the Shareholders agree to negotiate in good faith such terms and conditions, which will include a credit in calculating Average Annual Adjusted Profits with respect to each such new office that remains open until at least the last day of the Earn-Out Period. Without the mutual agreement of Purchaser and the Shareholders, no such new office may be opened until the immediately preceding new office has at least fifteen (15) contractors simultaneously on assignment for one week. Notwithstanding any other provision hereof to or seemingly to the contrary, Purchaser and its affiliates may operate, maintain or open offices providing competing or noncompeting services in cities or geographic areas in which the Company operates, maintains or opens offices.

                  (c)  NACCB.
                       ------
                       Unless consented to the contrary by the Shareholders,
             the Company shall be allowed to remain a member of the National Association of Computer Consultant Businesses in accordance with the rules and regulations thereunder and shall, to the extent possible, continue to participate in the Legal Defense Fund.

             3.7  Operations by Purchaser.
                  -------------------------
                  Nothing in this Agreement shall be interpreted as a restriction or limitation on Purchaser's or its affiliates' right and ability to acquire by purchase, merger, exchange or otherwise any other entity, organization, business or other enterprise, whether or not engaged in a business similar or related to the Business (an "Acquired Business"). Unless the Company becomes the owner of an Acquired Business, as determined by Purchaser in its sole discretion and agreed to in writing by the Shareholders, the Shareholders and the Company shall have no rights or interests in or relating to any Acquired Business.

             3.8  Stock Options.
                  ---------------
                  Purchaser shall grant, pursuant to its 1993 Stock Option and Performance Award Plan (the "Plan"), "non-qualified stock options" (as defined in the Plan) to acquire an aggregate of Forty Thousand (40,000) shares of its common stock, $.01 par value, to the employees of the Company identified in Schedule 3.8 hereto, to be prepared by the Shareholders and delivered to Purchaser, in accordance with the allocation.


                                      ARTICLE 4

                                      DELIVERIES

             4.1  The Shareholders' Deliveries.
                  ------------------------------
                  In connection with the Closing, the Shareholders are delivering or causing to be delivered to Purchaser the following:

                  (a)  Stock Certificates.
                       -------------------
                       The certificates representing the Stock, duly endorsed
             in blank or accompanied by duly and properly executed stock powers with all required transfer taxes, if any, paid and stamps affixed, assigning to Purchaser all of the Shareholders' rights and interests in and to the Stock, free and clear of any and all Liens;

                  (b)  Books and Records.
                       ------------------
                       The Company's corporate books and records, including,
             without limitation, its minute books and stock transfer records.

                  (c)  Certified Corporate Records.
                       ----------------------------
                       A certificate, dated the date hereof, executed by the
             secretary or assistant secretary of the Company, certifying the Articles of Incorporation of the Company, the By-Laws of the Company and the resolutions of the Board of Directors and of the shareholders of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement and of each of the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing any document or instrument on behalf of the Company).

                  (d)  Legal Opinion.
                       --------------
                       The legal opinion of Devine, Millimet & Branch,
             Professional Association, containing opinions reasonably satisfactory to Purchaser.

                  (e)  Business Documents.
                       -------------------
                       Constructive possession of all manuals, including
             employee manuals, customer lists, books and other records and files, computer programs, computer software and master disk of source codes relating to, or associated with, the Business, or the Business Assets.

                  (f)  Consents and Approvals.
                       -----------------------
                       Copies of all consents, approvals, certificates and
             other documents, if any, required in connection with the performance by the Shareholders of this Agreement and the consummation of the transactions contemplated hereby listed in
             Schedule 2.1(c).

                  (g)  Noncompetition Agreements.
                       --------------------------
                       The Noncompetition Agreements as executed by the
             Shareholders.

                  (h)  Employment and Consulting Agreements.
                       -------------------------------------
                       The Employment Agreement as executed by Evanoff and the
             Consulting Agreement as executed by Merriam.

                  (i)  Corporate Certificate.
                       ----------------------
                       A Certificate of Legal Existence or Good Standing for
             the Company from the States of New Hampshire, Georgia, Massachusetts, North Carolina, Florida and Alabama as of a date within thirty (30) days before the date hereof.

                  (j)  Payoff Letter.
                       --------------
                       A letter from Bank of Boston certifying as to the
             payoff figure for the Company's indebtedness for borrowed money and letter of credit security.

                  (k)  General Releases.
                       -----------------
                       A general release and waiver from each Shareholder to
             the Company.

                  (l)  Lien Release.
                       -------------
                       An undertaking by the Shareholders to provide as soon
             as is reasonably practicable releases of any Liens of record on the date hereof against the Company that have not otherwise been removed or released.

             4.2  Purchaser's Deliveries.
                  ------------------------
                  In connection with the Closing, Purchaser is delivering to the Shareholders the following:

                  (a)  Cash and Note.
                       --------------
                       The Closing Payment and the Notes as provided in
             Section 1.2(a) hereof.

                  (b)  Corporate Authorization.
                       ------------------------
                       A certificate, dated the date hereof, executed by the
             secretary or assistant secretary of Purchaser certifying resolutions of the Board of Directors of Purchaser approving and authorizing the execution, delivery and performance by Purchaser of this Agreement and each of the Related Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing any document or instrument on behalf of Purchaser).

                  (c)  Consents and Approvals.
                       -----------------------
                       All consents and approvals, if any, required of
             Purchaser in connection with the execution and performance by Purchaser of this Agreement.

                  (d)  Legal Opinion.
                       --------------
                       The legal opinion of Mike G. Reinecke, General Counsel,
             containing opinions reasonably satisfactory to the Shareholders.





                                      ARTICLE 5

            SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

             5.1  Survival of Representations and Warranties of the
                  --------------------------------------------------
        Shareholders.
        ------------
                  All representations, warranties, agreements, covenants and obligations made or undertaken by the Shareholders in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto, and will remain in full force and effect, but in all events subject to the provisions of Section 5.3 hereof, if applicable. Except as to the Contracts, the Shareholders hereby jointly and severally release, discharge, and agree to indemnify, defend and hold Purchaser and the Company harmless from and against any and all liability, loss, actual, punitive or exemplary damages, fines, penalties, obligations, payments, costs and expenses or injury and all reasonable costs and expenses (including reasonable counsel and expert fees and costs of any suit, action, claim, demand, investigation, assessment, judgment, remediation, settlement or compromise related thereto by any person or entity) suffered or incurred by Purchaser or the Company arising from: (i) claims for improper services rendered or omissions made in services rendered by the Company on or before the date hereof; (ii) any other claim, suit, cause of action, investigation or proceeding of any kind whatsoever which relates to, or arises from, the Business or the Business Assets on or before the date hereof to the extent not reserved for in the Closing Date Financial Statements; (iii) any misrepresentation or breach of any representation, warranty or covenant of the Shareholders contained in this Agreement or in any certificate or other instrument furnished or to be furnished by the Shareholders hereunder, PROVIDED, HOWEVER, that for purposes of this Section 5.1, all representations and warranties of the Shareholders shall be deemed to have been made unconditionally and without regard to knowledge or materiality; (iv) any claim or debt, obligation or liability of the Company or in respect of the Business or the Business Assets existing on or before the date hereof which is not adequately reserved against in the Closing Date Financial Statements, regardless of whether such claim or liability is disclosed elsewhere in this Agreement or the Schedules and Exhibits hereto; and (v) any liability, loss, damage, obligation, payment, cost or expense relating to the Watson Redemption (any of the foregoing, a "Purchaser Claim").

             5.2  Survival of Representations and Warranties of Purchaser.
                  ---------------------------------------------------------
                  All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Shareholders and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto, and will remain in full force and effect, but in all events subject to the provisions of Section 5.3 hereof, if applicable. Purchaser hereby releases, discharges and agrees to indemnify, defend and hold the Shareholders harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel and expert fees and costs of any suit, action, claim, demand, investigation, assessment, judgement, remediation, settlement or compromise related thereto by any person or entity) suffered or incurred by the Shareholders arising from (i) claims for improper services rendered or omissions made in services rendered by the Company to third parties, after the date hereof; (ii) any other claim, suit, course of action, investigation or proceeding of any kind whatsoever which relates to, or arises from, the Business or the Business Assets after the date hereof; (iii) any misrepresentation or breach of any representation, warranty or covenant of Purchaser contained in this Agreement or any certificate or other instrument furnished or to be furnished by Purchaser hereunder; and (iv) any claim or debt, obligation or liability of the Company or in respect of the Business or the Business Assets existing on or before the date hereof which is adequately reserved against in the Closing Date Financial Statements (any of the foregoing, a "Shareholder Claim").

             5.3  Limitations on Indemnification.
                  --------------------------------

                  (a)  Survival of Covenants and Warranties.
                       -------------------------------------
                       Notwithstanding anything to the contrary set forth
             herein, the representations, warranties, covenants and agreements made by the Shareholders, on the one hand, and Purchaser, on the other hand, shall survive the Closing for a period of five (5) years from the date hereof or, in the case of Taxes or claims made under ERISA, until the expiration of the statute of limitations, as extended, with respect thereto.

                  (b)  Remedies.
                       ---------
                       Except as provided in Section 6.7 hereof, the remedies
             for any item or matter eligible for indemnification pursuant to
             Section 5.1 or 5.2 hereof, as applicable, whether or not indemnification is sought ("Indemnifiable Losses"), other than for intentional or knowing misrepresentation, shall be limited to recoveries under this Article 5. Each party to this Agreement hereby acknowledges and agrees that, except as provided in
             Section 7.7 hereof, its sole remedy against the other parties to this Agreement for Indemnifiable Losses shall be solely under this Article 5 and each party expressly waives any and all rights, in law, by statute or in equity that it had, now has, or may have in the future, for such Indemnifiable Losses of the other party. Notwithstanding the foregoing, (i) the Shareholders' and Purchaser's remedies for any Indemnifiable Losses arising out of an intentional or knowing misrepresentation shall be cumulative, and the exercise by an Indemnitee of its right to indemnification hereunder with respect to Indemnifiable Losses from such intentional or knowing misrepresentation shall not affect or diminish the right of the Indemnitee to exercise any rights or remedies under this Article 5 or any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief. The Shareholders acknowledge that the Purchase Price for the Stock was based on a Six and One-Half (6.5) multiplier applied to the adjusted profits of the Company and that any Indemnifiable Losses for a Purchaser Claim that would have affected the adjusted profits of the Company for the twelve
             (12) months ended on the date hereof will be calculated based upon such multiplier.

                  (c)  Purchase Price Limitation.
                       --------------------------
                       The aggregate amount that the Shareholders shall be
             obligated to indemnify Purchaser pursuant to Section 5.1 and
             Article 6 hereof shall not exceed the Purchase Price. Without limiting any other rights and notwithstanding anything to the contrary set forth herein, any amounts due to Purchaser by the Shareholders pursuant to Section 5.1 or Article 6 may be offset by Purchaser against any Earn-Out Amount due to the Shareholders pursuant to Section 1.2 hereof.

             5.4  Third Party Claims.
                  -------------------

                  (a)  Defense of Claims.
                       ------------------
                       If any party entitled to indemnification under this
             Agreement (an "Indemnitee") receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an affiliate of such a party (a "Third Party Claim") against such Indemnitee, against which a party is obligated to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than thirty (30) days after receipt of such notice of such Third Party Claim; provided that failure to strictly comply with such notice requirements shall not affect the Indemnitee's right to indemnification except to the extent such failure adversely affects the Indemnifying Party's ability to defend such Third Party Claim. Such Notice will describe the Third Party Claim in reasonable detail, and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee no later than thirty (30) days after receipt of the above-described notice of such Third Party Claim, to elect to assume the defense of (and to agree to provide indemnification for) any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense. If the Indemnifying Party does not elect to assume the defense by giving notice within thirty (30) days after receipt of the above-described notice of such Third Party Claim, as provided in the preceding sentence, the Indemnifying Party thereafter may elect, by providing the Indemnitee written notice, to later assume the defense of (and to agree to provide indemnification for) such Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to Indemnitee), and the Indemnitee will cooperate in good faith in such defense. The Indemnitee will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing, provided that, if the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnitee or if the Indemnifying Party proposes that the same counsel represent both the Indemnitee and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnifying Party. If the Indemnitee has not received written notice within such thirty (30) day period that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnitee may, at its option, elect to settle or assume such defense, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Indemnifiable Losses paid or incurred in connection therewith.

                  (b)  Limitations.
                       ------------
                       If, within the thirty (30) days set forth above, an
             Indemnitee receives written notice from an Indemnifying Party that such Indemnifying Party has elected to assume the defense of (and to agree to provide indemnification for) any Third Party Claim as provided in Section 5.4(a) hereof, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof (except as provided in Section 5.4(a) hereof); provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may, at its option, after giving the Indemnifying Party a reasonable opportunity to justify its litigation strategy, elect to settle or assume its own defense, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Indemnifiable Losses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such Claim, if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnitee. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnitee of a release from all liability in respect of such Claim. The Indemnifying Party shall not be entitled to control, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent that such Claim seeks an order, injunction or other equitable relief against the Indemnitee which, if successful, would be reasonably likely to materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnitee (and the cost of such defense shall constitute an amount for which the Indemnitee is entitled to indemnification hereunder). If a firm offer is made to settle a Third Party Claim which offer the Indemnifying Party is permitted to settle under this Section 5.4(b), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within thirty (30) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such thirty (30) day period. If the Indemnifying Party chooses not to accept and agree to any such firm offer which is acceptable and agreeable to the Indemnitee, then the Indemnifying Party shall separately indemnify and hold Indemnitee harmless from and against any and all Indemnifiable Losses in excess of such firm offer amount, and any such excess Indemnifiable Losses shall be due and payable without regard to Section 5.3 hereof and shall not enter into any computations of, or be included with other Indemnifiable Losses in calculating, the thresholds or limitations in Section 5.3(b) hereof.

                  (c)  Diligence.
                       ----------
                       Each party hereunder who has assumed the defense of a
             Third Party Claim shall use all reasonable effort to diligently defend such Claim.

             5.5  Direct Claims.
                  ---------------
                  Any claim by an Indemnitee for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this
        Article 5.


                                      ARTICLE 6

                                TAX AND ERISA MATTERS

             6.1  Definitions.
                  -------------
                  For purposes of this Article 6, the following terms shall have the following meanings:

                  (a) "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with such other person.

                  (b) "Code" means the Internal Revenue Code of 1986, as amended.

                  (c) "Federal Taxes" means United States federal income, environmental and alternative or add-on minimum taxes.

                  (d) "Final Determination" (i) shall mean with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 970AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax provided for under applicable law; and (ii) shall include the payment of Tax by Purchaser, the Company or the Shareholders, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed by a Taxing Authority, provided that the other party is notified that Purchaser, the Company or the Shareholders, whichever is responsible, determines that no action should be taken to recoup such disallowed item, and such other party agrees with such determination.

                  (e) "Overlap Tax Period" means a Tax period for which a Tax Return must be filed that commences prior to the date hereof and ends after the date hereof.

                  (f) "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the date hereof.

                  (g) "Pre-Closing Tax Period" means any Tax period (or pre-closing portion of an Overlap Tax Period) ending on or before the close of business on the date hereof.

                  (h) "Section 338(h)(10) Election" means with respect to the purchase and sale of the Stock, the election under Section 338(h)(10) of the Code and Treasury Regulations thereunder and any corresponding elections under state, local or foreign law including, if no election may be made pursuant to such law under
             Section 338(h)(10) of the Code or corresponding state, local or foreign law provision, the election under Section 338(g) of the Code or corresponding state, local or foreign law provisions.

                  (i) "Tax" (and, with correlative meaning, "Taxes"and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding on amounts paid or payable to or by a Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such Tax (domestic or foreign), and (ii) liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify any other person.

                  (j) "Tax Indemnification Period" means (i) any Pre-Closing Tax Period of the Company, and (ii) with respect to any Tax described in clause (ii) of the definition of "Tax" contained herein in this Section 6.1, the survival period of the indemnification obligation under the applicable contract.

                  (k) "Tax Loss" means the loss defined in Section 6.2(a) hereof.

             6.2  Tax Indemnification.
                  ---------------------

                  (a)  Tax Loss.
                       ---------
                       Notwithstanding the indemnification obligations set
             forth in Section 5.1 hereof, the Shareholders shall jointly and severally indemnify Purchaser and the Company against and agree to hold them harmless from any (i) Tax of either the Company or the Shareholders, including any Taxes payable as a result of a
             Section 338(h)(10) Election or the transactions contemplated hereby, including as a result of any change in accounting method, and (ii) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax, including those incurred in the contest in good faith of appropriate proceedings for the imposition, assessment or assertion of any Tax, and any liability as transferee, in each case related to the Tax Indemnification Period and in each case incurred or suffered by Purchaser, any of its Affiliates or, effective upon the date hereof the Company, and (iii) the present value of the net taxes payable as a result of the failure of any state to recognize or allow the Section 338(h)(10) Election or its equivalent (the sum of clauses (i), (ii) and (iii) above, a "Tax Loss").

                  (b)  Allocations.
                       ------------
                       For purposes of this Section 6.2, in the case of any
             Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the date hereof, the portion of such Tax related to the portion of such Taxable period ending on the date hereof shall (i) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the date hereof and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the date hereof. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company.

                  (c)  Payment.
                       --------
                       Upon a Final Determination of a Tax Loss, the
             Shareholders shall jointly and severally discharge their obligation to indemnify Purchaser against such Tax Loss by paying the amount thereof to Purchaser. Any payment pursuant to this
             Section 6.2 shall be made not later than Thirty (30) days after receipt by the Shareholders of written notice from Purchaser stating that a Final Determination of any Tax Loss has occurred, and the amount thereof and of the indemnity payment requested. Any payment required under this Section 6.2 and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

                  (d)  Notice.
                       -------
                       Purchaser agrees to give prompt notice to the
             Shareholders of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder and of any Tax Loss, which Purchaser deems to be within the scope of this Section 6.2 (specifying with reasonable particularity the basis therefor) and will give the Shareholders such information with respect thereto as the Shareholders may reasonably request. The Shareholders may, at their own expense, participate in, and, upon notice to Purchaser, assume the defense of any such suit, action or proceeding; provided that (i) the Shareholders' counsel is reasonably satisfactory to Purchaser; (ii) the Shareholders shall thereafter consult with Purchaser upon Purchaser's reasonable request for such consultation from time to time with respect to such suit, action or proceeding; and (iii) the Shareholders shall not, without Purchaser's consent, agree to any settlement with respect to any Tax if such settlement could adversely affect the past, present or future Tax liability of Purchaser, any of its Affiliates or, after the date hereof, the Company. If the Shareholders assume such defense, Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Shareholders. Whether or not the Shareholders choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Failure of Purchaser to give the Shareholders prompt notice under this Section 6.2(d) shall not excuse the Shareholders from their obligation to indemnify Purchaser for a Tax Loss except, and to the extent, such failure prejudices the favorable resolution of such claim.

                  (e)  Investigation.
                       --------------
                       No investigation by Purchaser or its Affiliates at or
             prior to the date hereof shall relieve the Shareholders of any liability under this Article 6.

                  (f)  Survival.
                       ---------
                       Notwithstanding anything in this Agreement to the
             contrary, the provisions of this Article 6 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

             6.3  Tax Covenants.
                  ---------------

                  (a)  No Change of Elections.
                       -----------------------
                       Without the prior written consent of Purchaser, the
             Shareholders shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to either Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability of the Company, Purchaser or any Affiliate of Purchaser.

                  (b)  Tax Returns.
                       ------------

                       (i) On or before the due date for each Tax Return (including S Corporation information Returns) for Pre-Closing Tax Periods of the Company that are not due as of the date hereof, the Shareholders shall deliver to Purchaser a pro forma Pre-Closing Tax Period Return (each a "Pro Forma Pre-Closing Tax Period Return"). Unless the Purchaser timely objects as specified in Section 8.3(b)(iii) hereof, the Shareholders shall timely file each such Tax Return with respect to each Pre-Closing Tax Period.

                       (ii) On or before the due date for the Tax Return with respect to each Overlap Tax Period of the Company, Purchaser shall deliver to the Shareholders a pro forma Overlap Tax Period Tax Return (each a "Pro Forma Overlap Tax Period Return"), reflecting the amount of Tax for the portion of Taxable year that ends on the date hereof, calculated in accordance with Section 6.3(b)(iv) hereof. Unless the Shareholders timely object as specified in Section 6.3(b)(iii) hereof, the amount of Tax shall be binding on the parties without further adjustment. Purchaser shall timely file each Tax Return with respect to each Overlap Tax Period.

                       (iii) The Shareholders and Purchaser, as appropriate, shall have the right at their own expense to review all work papers and procedures used to prepare Tax information and the Pro Forma Tax Returns. If the Shareholders, within ten
                  (10) business days after delivery of the Pro Forma Overlap Tax Period Returns or the Tax Return information, notify Purchaser in writing that they object to any items on a Pro Forma Overlap Tax Period Return or in the Tax Return information, specifying with particularity any such item and stating the specific factual or legal basis for any such objection, Purchaser and the Shareholders shall negotiate in good faith and use their best efforts to resolve such items. If Purchaser, within Ten (10) business days after delivery of the Pro Forma Pre-Closing Tax Returns or the Tax Return information notifies the Shareholders in writing that it objects to any items on a pro Forma Pre-Closing Tax Return, specifying with particularity any such item and stating the specific factual or legal basis for any such objection, Purchaser and the Shareholders shall negotiate in good faith and use their best efforts to resolve such items. Upon resolution of such items, (A) as to a Pro Forma Return, the relevant Return shall be adjusted to reflect such resolution, binding on the parties without further adjustment, and (B) as to the Tax Return information, the Tax Return information shall be binding on the parties without further adjustment.

                       (iv) The calculation of the amount of Tax liability set forth on the Pro Forma Overlap Tax Period Returns shall be made as appropriate, as if the Company were filing a separate return using the applicable tax rates in effect during the relevant Pre-Closing Tax Period. The Shareholders and Purchaser agree that the Shareholders' share of Taxes for the Pre-Closing Tax Period of the Overlap Tax Period will be determined based on the closing of the books of the Company as of the date hereof and the allocation of income items or liability for non-income Taxes using the principles set forth in Section 6.2(b) hereof, provided that notwithstanding the foregoing all taxes attributable to the Section 338(h)(10) Elections shall be paid by the Shareholders.

                       (v) The Shareholders shall pay to Purchaser an amount equal to their share of any Taxes with respect to the Pre-Closing Tax Period of an Overlap Tax Period to the extent the Shareholders are liable therefor in accordance with this
                  Section 6.3 and to the extent such Taxes are not already paid by the Company prior to the Closing. Purchaser shall pay to the Shareholders the amount, if any, by which the Pre-Closing Period portion of Taxes of an Overlap Tax Period calculated under this Section 6.3 is less than the amounts already paid by the Company or the Shareholders on or before the Closing. The amounts to be paid hereunder shall be paid by the appropriate party ten (10) days before the filing of the relevant Tax Return.

                       (vi) Any payment required under this Section 6.3 and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of
                  Section 6621(a)(2) of the Code for each day until paid.

                  (c)  Transfer Taxes.
                       ---------------
                       All transfer, documentary, sales, use, stamp,
             registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any realty gains tax, realty transfer tax and any similar tax imposed in other states or subdivisions), shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                  (d)  Cooperation on Tax Matters.
                       ---------------------------
                       Purchaser and the Shareholders shall cooperate fully,
             as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholders and Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Taxable Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Shareholders or Purchaser, as the case may be, shall allow the other party to take possession of such books and records.

                  (e)  Tax Refunds.
                       ------------
                       Tax refunds for Taxes relating to any Pre-Closing Tax
             Period received after the date hereof by the Company shall be paid to the Shareholders.

             6.4  Employee Benefit Plans.
                  ------------------------

                  (a)  Indemnification.
                       ----------------
                       Except as provided in Section 6.4(b) hereof, on and
             after the date hereof, the Shareholders shall indemnify Purchaser and the Company for, and hold them harmless against, any and all of the following costs, expenses or other liabilities relating to all current and former employees of the Company performing, or having performed, services for the Company (the "Employees"), including to the extent applicable their spouses, dependents and beneficiaries:

                       (i) all claims under the Employee Benefit Plans that
                  provide health and medical, or other welfare benefits which are submitted for covered expenses with respect to occurrences commencing on or prior to the date hereof, including, but not limited to, (A) covered hospital benefits for any confinements that commenced on or before the date hereof, including any covered charges of health care professionals relating to such confinements and (B) any other covered medical or health expenses incurred on or before the date hereof;

                       (ii) short-term and long-term disability benefits, if
                  any, for disabilities that commenced on or before the date hereof for the period that each of such affected individuals remain disabled;

                       (iii) life and survivor income benefits, if any, for
                  deaths which occur on or prior to the date hereof;

                       (iv) workers' compensation benefits for disabilities
                  resulting from a work-related accident which occurred on or prior to the date hereof;

                       (v) all benefits that are being, or that may be, paid
                  to, or with respect to, any Employees who are on short or long-term disability, or medical, personal or other leaves of absence as of the date hereof (or who go on short or long-term disability, or medical, personal or other leave of absence after the date hereof as a result of any injury, illness or other factor occurring on or prior to the date hereof);

                       (vi) benefits under any "spending account," or similar
                  arrangement, under any "cafeteria plan" (as defined under Section 125 of the Code), with respect to salary reduction elections made prior to the date hereof;

                       (vii) continued health and any other applicable
                  federal, state or local law or ordinance provided to any Employee of the Company (and their spouses, dependents and beneficiaries) with respect to whom a "qualifying event" (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering event described under the applicable federal, state or local laws or ordinances occurred on or before the date hereof; and

                       (viii) benefits under all other such Employee Benefit
                  Plans which accrue on or before the date hereof.

                  (b)  Exclusion.
                       ----------
                       The Shareholders shall not be obligated to indemnify
             Purchaser for the dollar amount of the costs, expenses and liabilities listed in Section 6.4(a) hereof that is included as a liability in the balance sheet included in the Closing Date Financial Statements.

                                      ARTICLE  7

                                  GENERAL PROVISIONS

             7.1  Expenses.
                  -----------
                  Except as otherwise expressly provided herein, each party to this Agreement shall pay its or his own expenses (including, without limitation, the fees and expenses of its or his agents, representatives, counsel, and accountants) incidental to the negotiation, drafting, and performance of this Agreement.

             7.2  Successors and Assigns.
                  ------------------------
                  This Agreement shall be binding upon and shall inure to the benefit of the Company, Purchaser, Purchaser, the Shareholders and their respective heirs, successors, representatives and assigns. No party hereto may assign or transfer any of his or its rights or obligations under this Agreement without the prior written consent of the other party hereto. Notwithstanding the foregoing, (a) Purchaser may assign this Agreement in whole or in part to any person or entity that owns or controls directly or indirectly fifty percent (50%) or more of the capital stock or equity interests ("Controls") of Purchaser, is Controlled by Purchaser, or is under common Control with Purchaser; and (b) Purchaser may assign this Agreement in full to any person or entity that acquires from Purchaser all or substantially all of the Business or the assets used therein; PROVIDED, HOWEVER, that the assignee hereof must assume all of Purchaser's liabilities and obligations hereunder and that no such assignment shall relieve Purchaser of its liabilities and obligations hereunder.

             7.3  Waiver.
                  --------
                  No provision of this Agreement shall be deemed waived by course of conduct, including the act of closing, unless such waiver is made in a writing signed by all parties hereto stating that it is intended specifically to modify this Agreement, nor shall any course of conduct operate or be construed as a waiver of any subsequent breach of this Agreement, whether of a similar or dissimilar nature.

             7.4  Entire Agreement.
                  ------------------
                  This Agreement (together with the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by Purchaser, the Company or the Shareholders (or by any director, officer, agent, or other representative of such parties) relating to the matters contemplated hereby. This Agreement (together with the Schedules hereto) constitutes the entire agreement by and among the parties and there are no agreements or commitments except as expressly set forth herein.

             7.5  Further Assurances.
                  -------------------
                  Each of the parties hereto agrees to execute all further documents and instruments and to take or to cause to be taken all reasonable actions which are necessary or appropriate to complete the transactions contemplated by this Agreement.

             7.6  Notices.
                  ---------
                  All notices, demands, requests, and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective upon receipt if delivered by hand, or sent by certified or registered United States mail, postage prepaid and return receipt requested, or by prepaid overnight express service, or by telecopy with an original copy sent by ordinary first class mail. Notices shall be sent to the parties at the following addresses and telecopy numbers (or at such other addresses for a party as shall be specified by like notice; PROVIDED that such notice shall be effective only upon receipt thereof):

                  (a)  If to the Shareholders:

                       Richard P. Merriam
                       92 Concord Street
                       Nashua, NH  03060

                       Stephen I. Evanoff
                       32 Sharon Road
                       Windham, NH  03087

                  (b)  If to Purchaser:

                       TSG Professional Services, Inc.
                       177 Crossways Park Drive
                       Woodbury, NY  11797
                       Attn:  General Counsel
                       FAX:  516-496-2492



             7.7  Specific Performance.
                  ----------------------
                  In addition to the remedies specified in Article 5 hereof, the parties agree that, due to the unique subject matter of this transaction, monetary damages will be insufficient to compensate the non-breaching party in the event of a breach by any party of this Agreement; therefore, the parties agree that in the event of a material breach of this Agreement by any party, the non-breaching party shall be entitled to specific performance of the breaching party's obligations hereunder, without any showing of actual damage or inadequacy of legal remedy.

             7.8  Amendments, Supplements.
                  ------------------------
                  This Agreement may be amended or modified only by a written instrument executed by all parties hereto which states specifically that it is intended to amend or modify this Agreement.

             7.9  Severability.
                  --------------
        In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible but still be legal, valid and enforceable.

             7.10  Applicable Law.
                  ------------------
                  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

             7.11  Interpretation.
                  -----------------
                  Titles and headings to sections hereof are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Any reference herein to "days" or a "day" shall be a reference to calendar days unless specifically provided otherwise.

             7.12  Execution in Counterparts.
                   ---------------------------
        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             7.13  Public Announcements.
                   ----------------------
                  Except and to the extent as may be required by law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written approval of the other parties, and the parties shall cooperate as to the timing and contents of any such announcement.

             7.14  No Third Party Beneficiaries.
                  -------------------------------
                  Nothing in this Agreement shall be construed as a contract of employment for any person, nor shall the terms hereof be construed as creating any rights in any person for future or continued employment by or with Purchaser or Purchaser. This Agreement shall not create any third-party rights or beneficiaries and may be enforced only by or on behalf of and create remedies for the parties hereto.

             7.14  Shareholders' Actions.
                  ------------------------
                  Any provision of this Agreement requiring an action by the Shareholders, including consents and agreements, shall be satisfied only by the unanimous action of the Shareholders. The inability of the Shareholders to take an action as so required by this Agreement shall toll the time period in which Purchaser is otherwise required to act. Such rights of the Shareholders are personal to each of them and may not be assigned or transferred.

             7.15  Purchaser Guarantee.
                  ----------------------
                  Purchaser hereby unconditionally guarantees to the Shareholders the full and timely performance of all of the obligations, liabilities and agreements of the Company under the agreements and documents contemplated by this Agreement to which the Company is a party. Any guaranteed person may, at his option, proceed against Purchaser for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without first proceeding against the Company. Purchaser further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed liability, other than any defenses or remedies available to the Company under this guarantee.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

        WITNESSES:               CAREER HORIZONS, INC.

        /s/ Leslie A. Adler      By: /s/ Michael T. Druckman
        -------------------          ----------------------------------
                                        Michael T. Druckman, Sr. V.P. & CFO

                                 TSG PROFESSIONAL SERVICES, INC., a New
                                    Hampshire corporation


        /s/ Leslie A. Adler      By:/s/ Richard P. Merriam
        --------------------        ---------------------------------
                                         Richard P. Merriam, President


        /s/ Leslie A. Adler        /s/ Stephen I. Evanoff
        -------------------        ----------------------------------
                                     Stephen I. Evanoff


        /s/ Leslie A. Adler        /s/ Richard P. Merriam
        -------------------        ----------------------------------
                                     Richard P. Merriam